As filed with the Securities and Exchange Commission on December 7, 2000
                                                  Registration No.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              -------------------
                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                              -------------------
                        ANDREA ELECTRONICS CORPORATION
            (Exact name of registrant as specified in its charter)

                NEW YORK                                   11-0482020
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                   Identification No.)

                             45 MELVILLE PARK ROAD
                           MELVILLE, NEW YORK 11747
                                (631) 719-1800
                              -------------------
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN N. ANDREA
                  CO-CHAIRMAN AND CO-CHIEF EXECUTIVE OFFICER
                        ANDREA ELECTRONICS CORPORATION
                             45 MELVILLE PARK ROAD
                           MELVILLE, NEW YORK 11747
                                (631) 719-1800
                              -------------------
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                with a copy to:
                             ALAN L. JAKIMO, ESQ.
                               BROWN & WOOD LLP
                            ONE WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048
                                (212) 839-5300
                              -------------------
  Approximate date of commencement of proposed sale to the public: FROM TIME
       TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                              -------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. | |



                                             Calculation of Registration Fee


                                                           Proposed Maximum      Proposed Maximum
                                       Amount to be       Offering Price Per    Aggregate Offering        Amount of
Title of Shares to be Registered        Registered               Unit                 Price            Registration Fee
----------------------------------   -----------------   --------------------  ---------------------  ------------------
Common Stock.................             320,760              $3.325(1)            $1,066,527               $282

Common Stock Issuable Upon              2,142,298(2)           $3.325(1)            $7,123,141             $1,881
Conversion of Series C
Convertible Preferred Stock
---------------------------          -----------------   --------------------  ---------------------  ------------------
Totals                                  2,463,058                                   $8,189,668             $2,163


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low prices as quoted on the American Stock Exchange on November 30, 2000.

(2) Shares of Common Stock that may be offered pursuant to this registration statement consist of shares that may be issuable upon conversion of Series C convertible preferred stock. For purposes of estimating the number of shares of Common Stock to be included in this registration statement, we included 2,142,298 shares, representing 200% of the number of shares of Common Stock issuable upon conversion in full of the outstanding Series C convertible preferred stock as of December 5, 2000 at a conversion price of $7.0565 per share, plus shares that may be issued as the result of any stock split, stock dividend or similar transaction as provided by Rule 416 of the Securities Act.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                  (Subject to Completion, December 7, 2000)

Prospectus

                        ANDREA ELECTRONICS CORPORATION
                             45 Melville Park Road
                           Melville, New York 11747

                               2,463,058 Shares

                                 COMMON STOCK
                          (Par Value $.50 Per Share)

     This prospectus relates to 2,463,058 shares of our common stock which may be sold from time to time by the selling stockholders, including their transferees, pledgees, donees or successors.

     The shares of common stock are comprised of (i) 2,142,298 shares that may may be issued upon the conversion of our Series C convertible preferred stock and (ii) 320,760 shares of common stock which are currently outstanding and were issued in connection with the our acquisition in May 1998 of Lamar Signal Processing, Ltd. The Series C convertible preferred stock was issued and sold on October 10, 2000 to the selling stockholders pursuant to a Securities Purchase Agreement, dated October 5, 2000, in a private placement exempt from the registration requirements of the Securities Act of 1933. The holder of the Series C convertible preferred stock and the holders of the common stock that are outstanding are described in the section "Selling Stockholders" beginning on page 18.

     The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders, or their pledgees, donees, transferees, or other successors in interest, may sell the common stock from time to time on the American Stock Exchange, in the over-the-counter market, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. See "Plan of Distribution" beginning on page 29. We can not assure you that the selling stockholders will sell all or any portion of the common stock offered hereby.

     We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related Registration Statement.

     Our common stock is quoted on the American Stock Exchange under the symbol "AND." On November 30, 2000, the last reported sale price for the common stock on the American Stock Exchange was $3.29 per share.

     Our principal executive offices are located at 45 Melville Park Road, Melville, New York, 11747. Our telephone number is (631) 719-1800.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December __, 2000

                               TABLE OF CONTENTS

SUMMARY......................................................................1
WHERE YOU CAN FIND MORE INFORMATION..........................................1
INCORPORATED DOCUMENTS.......................................................2
CERTAIN INFORMATION REGARDING THE SERIES C CONVERTIBLE
    CONVERTIBLE PREFERRED STOCK..............................................3
THE COMPANY..................................................................5
FORWARD LOOKING STATEMENTS...................................................7
RISK FACTORS.................................................................7
USE OF PROCEEDS.............................................................18
SELLING STOCKHOLDERS........................................................18
DESCRIPTION OF CAPITAL STOCK................................................19
NEW YORK ANTI-TAKEOVER LAW..................................................28
PLAN OF DISTRIBUTION........................................................29
LEGAL MATTERS...............................................................31
EXPERTS.....................................................................31


     You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized any person to provide you with any different information. If anyone provides you with different or inconsistent information you should not rely on it. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

     The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

     All references to "we," "us," "our," "Andrea" or the "Company" in this prospectus mean Andrea Electronics Corporation and its subsidiaries.

     "Andrea Anti-Noise," "Andrea QuietWare," and "Technology Enhancing Communications" are registered trademarks of Andrea. "Andrea DSDA" and "Andrea DSP Microphone and Software Products" are trademarks of Andrea. All other trademarks in this prospectus are the trademarks of their respective owners.

                                    Summary

     On behalf of the selling stockholders identified later in this prospectus, we are registering for resale 2,463,058 shares of common stock comprised of (i) 2,142,298 shares which are issuable in connection with the potential conversion of up to 750 shares of Series C convertible preferred stock, par value $0.01 per share and (ii) 320,760 shares of common stock which are currently outstanding and were issued in connectionwith the our acquisition in May 1998 of Lamar Signal Processing, Ltd.

     The number of shares of common stock that we will issue in connection with the conversion of the Series C convertible preferred stock may vary from time to time depending on the prevailing market price of our common stock.

     You should read the following information about our company, together with the more detailed information about the securities underlying this offering, contained elsewhere in this prospectus. In particular, you should read the section entitled "Risk Factors," which explains that your investment in shares of our common stock involves a high degree of risk. Our financial statements and related notes are not included in this prospectus, but are incorporated by reference in the exhibits located at the end of this prospectus.


                      Where You Can Find More Information

     We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

     We have filed a registration statement with the Commission relating to the offering of the common stock. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its Web site.

     We furnish our stockholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deem appropriate or as may be required by law.

     Our common stock is listed on AMEX under the symbol "AND."

                            Incorporated Documents

     We have filed the following documents with the Commission. We are incorporating these documents in this prospectus, and they are a part of this prospectus.

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2000 Annual Meeting of Stockholders);

     (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     (3)  Our Current Report on Form 8-K dated October 12, 2000; and

     (4) The description of our common stock, par value $.50 per share, contained in (i) our registration statement filed under the Exchange Act of 1934, as amended, No. 1-4324, as declared effective on February 28, 1967, (ii) Article Third of our Restated Certificate of Incorporation filed as Exhibit 3.1 to our Current Report on Form 8-K dated November 30, 1998 as amended by our certificate of Amendment dated June 10, 1999 filed as Exhibit 3.1 to our Current Report on Form 8-K dated June 18, 1999 and as subsequently amended by our Certificate of Amendment dated October 5, 2000 filed as Exhibit 3.1 to our Current Report on Form 8-K dated October 12, 2000 and (iii) any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

     We are also incorporating by reference in this prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended after the date of this prospectus. Such documents are incorporated by reference in this prospectus and are a part of this prospectus from the date we file the documents with the Commission.

     If we file with the Commission any document that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

     We will provide a copy of the documents referred to above without charge if you request the information from us. Requests for such copies should be directed to us at our principal executive offices at Andrea Electronics Corporation, 45 Melville Park Road, Melville, New York, 11747, attention:
Secretary or (631) 719-1800.

    Certain Information Regarding the Series C Convertible Preferred Stock

     The 750 shares of Series C convertible preferred stock were issued and sold on October 10, 2000 to HFTP Investment L.L.C., pursuant to a Securities Purchase Agreement, dated October 5, 2000, in a private placement exempt from the registration requirements of the Securities Act of 1933. See "Selling Stockholders" beginning on Page 18.

Conversion

     Each share of Series C convertible preferred stock is convertible into that number of shares of our common stock equal to (i) $10,000, plus any accrued premium of 5% per annum, divided by (ii) the applicable conversion price described below. Until the nine month anniversary of the initial issuance of the Series C convertible preferred stock, the applicable conversion price is equal to $7.0565, which is 110% of the average of the two lowest closing bid prices of our common stock during the five consecutive trading days immediately preceding the initial issuance date. After the first nine months, the conversion price will be reset every six months to the lesser of the then applicable conversion price and the average of the two lowest closing bid prices of our common stock during the five consecutive trading days immediately preceding the six-month reset dates. For the period beginning on the day two years after the initial issuance and ending on the maturity of the Series C convertible preferred stock, the conversion price will equal the least of (i) the then applicable conversion price, (ii) the average of the two lowest closing bid prices of our common stock during the 15 consecutive trading days immediately preceding such two year date, and (iii) the closing bid price on the date of conversion. The applicable conversion price during all periods is subject to adjustment, as provided in the Certificate of Amendment setting forth the rights, privileges and limitations of the Series C convertible preferred stock. If we or the transfer agent does not timely effect a conversion or reissuance of the remaining shares of Series C convertible preferred stock, we are subject to certain cash penalties, adjustments to the applicable conversion price and certain other penalties as more fully described in the Certificate of Amendment.

     In addition, if the holders of the Series C convertible preferred stock submit a conversion request and we are not able to issue the required amount of shares of common stock due to our inability to comply with the rules of the American Stock Exchange, under the Certificate of Amendment, a "Triggering Event" would occur. In such event, the Company could be required by the holders to redeem all or a portion of such holder's shares of Series C convertible preferred stock at a price equal to the greater of (i) 120% of the liquidation value of the Series C convertible preferred stock, which per share is $10,000 plus an additional accrued premium, and (ii) the product of (A) the conversion rate at such time, and (B) the greater of (I) the closing bid price of our common stock on the trading day immediately preceding such Triggering Event or (II) the closing bid price of our common stock on the date of the holder's delivery to us of a notice or, if such date of delivery is not a trading day, the next date on which the exchange or market on which our common stock is traded is open. In addition, if we fail to redeem at the holder's request upon the Triggering Event, we shall, if so directed by the holders of a majority of the shares of Series C convertible preferred stock then outstanding, issue to each holder of shares of Series C convertible preferred stock in exchange for such holder's shares of Series C convertible preferred stock a senior secured note in the amount of the applicable redemption price of such holder's shares of Series C convertible preferred stock. The senior secured notes shall have a term of one week, shall be senior to any other of our indebtedness and shall contain other mutually acceptable credit terms.

     The shares of Series C convertible preferred Stock are presently convertible. The holders of the Series C convertible preferred stock are prohibited in the Certificate of Amendment from converting their respective holdings of the Series C convertible preferred stock if after giving effect to such conversion the holder would beneficially own in excess of 4.99% or, over any sixty day period, 9.99% of the outstanding shares of our common stock following such conversion. This calculation excludes the number of shares of common stock which would be issuable upon (1) conversion of the remaining, nonconverted shares of Series C convertible preferred stock beneficially owned by the holder and its affiliates, (2) conversion of any of our Series B convertible preferred stock or exercise of the warrants issued in connection with the Series B convertible preferred stock beneficially owned by the holders and its affiliates and (3) the exercise or conversion of any of the unexercised or unconverted portion of any of our other securities (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to this limitation beneficially owned by the holder and its affiliates. The Series C convertible preferred stock will convert automatically into shares of our common stock at the applicable conversion price then in effect on the date two years after the initial issuance, to the extent any shares of the applicable issuance of Series C convertible preferred stock remain outstanding. In the event we are unable to convert any Series C convertible preferred stock due to restrictions set forth in the Certificate of Amendment, we shall redeem the shares that could not be converted due to certain of such restrictions for an amount in cash per share equal to $10,000, plus the accrued premium of 5% per annum to the two year anniversary of the initial issuance. The maturity date for the Series C convertible preferred stock may be extended beyond the two year anniversary of the initial issuance under certain circumstances set forth in the Certificate of Amendment.

     The table below sets forth the identity of the holder of the outstanding Series C convertible preferred stock, the number of shares of Series C convertible preferred stock owned by the holder, the number of shares of common stock issuable upon conversion of all the outstanding Series C convertible preferred stock (without regard to any limitations on conversion) and the percentage of outstanding common stock represented by the shares issuable upon conversion. The "Shares of Common Stock Issuable Upon Conversion" column assumes a conversion date of November 30, 2000. The "Percentage of Outstanding Common Stock" column is based on 13,897,572 shares of common stock outstanding as of November 30, 2000 and does not give effect to any limitations on conversion.


                                                            Shares of Series C    Shares of Common       Percentage of
                                                            Stock Beneficially     Stock Issuable     Outstanding Common
Series C Stockholder                                               Owned         Upon Conversion(1)          Stock
--------------------------------------------------------   -------------------- --------------------  -------------------
HFTP Investment L.L.C.(2)                                              750            1,070,275                7.7

(1) Computed by dividing the per share stated value of $10,000 plus an additional amount of 5% per annum, by a conversion price of $7.0565, the initial conversion price. This column also assumes that the additional amount per share is paid in common stock, rather than in cash. See "Description of Capital Stock -- Series C Convertible Preferred Stock."

(2) Promethean Asset Management, LLC, a New York limited liability company, serves as investment manager to HFTP Investment L.L.C. and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP.

     The following table illustrates, as of any reset date and assuming the conversion price indicated is lower than the then applicable conversion price on that date, the varying amounts of shares of common stock that would be issuable upon conversion of all outstanding 750 shares of Series C convertible preferred stock at the indicated conversion prices (without regard to any limitations on conversion) and assuming that the 5% additional amount is paid in cash:


                                              Number of Shares of Common Stock        Percentage of Outstanding Common
            Conversion Price                      Issuable Upon Conversion                        Stock(1)
-----------------------------------------  --------------------------------------   -------------------------------------
                  $4.00                               1,875,000                                 13.5
                  $5.00                               1,500,000                                 10.8
                  $6.00                               1,250,000                                  9.0
                  $7.00                               1,071,429                                  7.7
                  $8.00                                 937,500                                  6.7

----------------------
(1)  Based on 13,897,572 shares of common stock outstanding as of November 30,
2000.


     The holders of the Series C convertible preferred stock are prohibited in the Certificate of Amendment from converting their respective holdings of the Series C convertible preferred stock if after giving effect to such conversion the holder would beneficially own in excess of 4.99% or, over any sixty day period, 9.99% of the outstanding shares of our common stock following such conversion. This calculation excludes the number of shares of our common stock which would be issuable upon (1) conversion of the remaining, nonconverted shares of Series C convertible preferred stock beneficially owned by the holder and its affiliates, (2) conversion of any of our Series B convertible preferred stock or exercise of the warrants issued in connection with the Series B convertible preferred stock beneficially owned by the holders and its affiliates and (3) the exercise or conversion of any of the unexercised or unconverted portion of any of our other securities (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to this limitation beneficially owned by the holder and its affiliates.

     For a description of other important terms of the Series C convertible preferred stock, see "Description of Capital Stock-Series C Convertible Preferred Stock."

                                  The Company

     Our mission is to provide the emerging "voice interface" markets with state-of-the-art communications products that facilitate natural language, human/machine interfaces.

     Examples of the applications and interfaces for which Andrea Anti-Noise Products and Andrea digital signal processing, or DSP, Microphone and Software Products provide benefits include: Internet and other computer-based speech; telephony communications; telematics; multi-point conferencing; speech recognition; multimedia; multi-player Internet and CD ROM interactive games; military and commercial aircraft communications; and other applications and interfaces that incorporate natural language processing. We believe that end users of these applications and interfaces will require high quality microphone and earphone products that enhance voice transmission, particularly in noisy environments, for use with personal computers, mobile personal computing devices, military and commercial aircraft systems, cellular and other wireless communication devices and automotive communication systems. High quality audio communication technologies will also be required for emerging "far-field" voice applications, ranging from continuous speech dictation, to multiparty video teleconferencing and collaboration, to natural language-driven interfaces for automobiles, home and office automation and other machines and devices into which voice-controlled microprocessors are expected to be introduced during the next several years.

     Our strategy is to maintain and extend our market position with our Andrea Anti-Noise Products; broaden our Andrea Anti-Noise Product lines and Andrea DSP Microphone and Software Product lines through internal research and development and, from time to time, strategic acquisitions; design our products to satisfy specific end-user requirements identified by our collaborative partners; and outsource manufacturing of certain products in order to achieve economies of scale. An important element of our strategy for expanding the channels of distribution and broadening the base of users for our products is our collaborative arrangements with OEMs, software publishers, and distributors and retailers actively engaged in the various markets in which our products have application. Under some of these arrangements, we supply our products for sale by our collaborative partners. Under others, the collaborative partners supply us with software that we include with our products. In addition, we have been increasing our own direct marketing efforts.

     The success of our strategy will depend on our ability to, among other things, increase sales of our line of existing Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products, contain costs, manage growth, introduce additional Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products, maintain the competitiveness of our technologies through successful research and development, and achieve widespread adoption of our products and technologies.

     In order to complement our internal efforts to develop DSP technology, in May 1998, we acquired Lamar Signal Processing, Ltd., an Israeli corporation engaged in the development of DSP noise cancellation microphone solutions for voice-driven interfaces covering a wide range of audio and acoustic applications. This acquisition resulted in a substantial amount of goodwill. The amortization of this goodwill had, and will continue to have, a negative, non-cash impact on our results of operations.

     We outsource the assembly of most of our Andrea Anti-Noise Products from purchased components, and we are currently assembling our Andrea DSP Microphone and Software Products from purchased components at our New York and Israeli facilities. We manufacture our Aircraft Communications Products at our New York facility.

     The interim results of operations of the Company presented in this report are not necessarily indicative of the actual sales or results of operations to be realized for the full year.

     We cannot assure you that we will be able to accomplish these objectives.

     We have been engaged in the electronic communications industry since 1934. For several decades prior to our entry into the voice-activated computing market in the 1990's, our primary business was selling intercom systems for military and industrial use. We continue to manufacture replacement parts for these systems, but we do not expect revenue from this business to increase materially. We are seeking to apply our knowledge of the military and industrial markets to develop applications of our Andrea Anti-Noise technologies for these markets. We cannot, however, assure you that these efforts will succeed, and we do not expect any material revenues from such new products for the foreseeable future.


                          Forward Looking Statements

     We make certain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, throughout this prospectus and in the documents we incorporate by reference into this prospectus. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations, estimates and projections about our business and industry, our beliefs and certain assumptions made by our management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties including economic, competitive, governmental, technological and other factors which may affect our business and prospects. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus include, but are not limited to, those identified in this prospectus under "Risk Factors" and those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations in our Form 10-K for the fiscal year ended December 31, 1999, the Form 10-Q for the quarter ended March 31, 2000, the Form 10-Q for the quarter ended June 30, 2000, the Form 10-Q for the quarter ended September 30, 2000 and in any other filings which are incorporated by reference in this prospectus.

     You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.


                                 Risk Factors

     An investment in our common stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and should consult with your own legal, tax and financial advisors.

Our Operating Results are Subject to Significant Fluctuation

     Our results of operations have historically been and are subject to continued substantial annual and quarterly fluctuations. The causes of these fluctuations include, among other things:

     o the volume of sales of our products under our collaborative marketing arrangements;

     o the cost of development of our products under our collaborative development arrangements;

     o  the mix of products we sell;

     o  the mix of distribution channels we use;

     o the timing of our new product announcements and releases and those of our competitors;

     o fluctuations in the computer and communications hardware and software marketplace; and

     o  general economic conditions.

     We cannot assure that the level of sales and gross profit, if any, that we achieve in any particular fiscal period will not be significantly lower than in other fiscal periods. Our revenues for the year ended December 31, 1999 were approximately $17.1 million compared to approximately $21.3 million in calendar 1998. For the year ended December 31, 1999, we had a net loss of approximately $7.1 million versus a net loss of $6.4 million for the year ended December 31, 1998. For the first nine months ended September 30, 2000, our revenues were approximately $11.7 million compared to revenues of approximately $13.3 million over the same period in 1999. For the first nine months ended September 30, 2000, we had a net loss of approximately $7.0 million compared to a net loss of approximately $5.2 million in the same period in 1999.

     While we are examining opportunities for cost-reduction, production efficiencies and further diversification of our business, we may continue to accumulate losses and the market price of our common stock could decline. In order to remain competitive, we intend to continue to incur substantial research and development, marketing and general and administrative expenses. These expenses may not be necessarily or easily reduced if sales revenue is below expectations and, therefore, net income or loss may be disproportionately affected by any reduction in sales revenue. Accordingly, we believe that period-to-period comparisons of our results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

Our Stock Price Has Been and May Continue to be Volatile

     The market price of our common stock has historically been highly volatile and could be subject to wide fluctuations in response to quarterly and annual variations in our results of operations, losses of significant customers, announcements of technological innovations or new products by us or our competitors, changes in the outlook of our industry, our company and our competitors by securities analysts, or other events or factors, including the risk factors described in this prospectus. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies.

Meeting Our Future Capital Needs May Adversely Affect Our Business and be Dilutive to Existing Shareholders

     Our future capital requirements will depend on numerous factors, including:

     o the costs associated with developing, manufacturing and commercializing our products;

     o maintaining existing, or entering into future, collaborative marketing and distribution agreements;

     o  protecting intellectual property rights; and

     o expanding facilities and consummating possible future acquisitions of technologies, products or businesses.

     From time to time during the past several years, we have raised additional capital from external sources. We may continue to have to raise additional capital from external sources. These sources may include private or public financings through the issuance of debt, convertible debt or equity, or collaborative arrangements. We cannot assure that additional capital will be available on favorable terms, if at all. If adequate funds are not available, we may be required to significantly reduce or refocus our operations or to obtain funds through arrangements that may require us to relinquish rights to certain of our products, technologies or potential markets, which would have a material adverse effect on our business, results of operations and financial condition. To the extent that additional capital is raised through the sale of equity, the issuance of such securities would result in ownership dilution to our existing stockholders. In June 1999, we sold $7.5 million of Series B convertible preferred stock and a related warrant for 75,000 shares of our common stock. In October 2000, we sold $7.5 million of Series C convertible preferred stock and, under certain conditions, we may be obligated to sell up to an additional $2.5 million of Series C convertible preferred stock. We cannot assure you that such conditions will be satisfied or, if they are, that we will sell any additional Series B convertible preferred stock, warrants or Series C convertible preferred stock.

Shares Eligible for Future Sale May Have an Adverse Effect on Market Price; You May Experience Substantial Dilution

     Sales of a substantial number of shares of our common stock in the public market could have the effect of depressing the prevailing market price of the our common stock. The authorized capital stock of the Company consists of (i) 35,000,000 shares of Common Stock, of which as of November 30, 2000, 13,897,572 shares were issued and outstanding, and 5,243,125 shares were issuable and reserved for issuance pursuant to the Company's stock option and purchase plans and (ii) 5,000,000 shares of preferred stock, of which as of November 30, 2000, (A) 1,500 shares were designated as Series B convertible preferred stock, of which 500 shares were issued and outstanding, (B) 25,000 shares are issuable and reserved for issuance pursuant to the Company's Rights Plan, and (C) 1,000 shares were designated as Series C convertible preferred stock, of which 750 shares were issued and outstanding. To the extent that the Series B convertible preferred stock is converted, the related warrant is exercised, the Series C convertible preferred stock is converted, such options are exercised or we issue additional shares of capital stock, the ownership interests of holders of common stock would be diluted.

     We have 500 shares of Series B convertible preferred stock and a warrant for 75,000 shares of common stock outstanding. The number of shares of common stock issuable upon the conversion of the Series B convertible preferred stock depends on the prices of the common stock as quoted on the American Stock Exchange immediately before the date of conversion. We cannot predict the price of the common stock in the future. Based on an assumed conversion date of November 30, 2000 the applicable conversion price for the Series B convertible preferred stock would be $2.22. If all of the 500 shares of Series B convertible preferred stock outstanding were converted at this conversion price (without regard to any limitations on conversion) and assuming the 4% additional amount were paid in shares of common stock, the Series B convertible preferred stock would be convertible into 2,383,315 shares of common stock, or 17.1% of the outstanding shares of common stock as of November 30, 2000. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the Series B convertible preferred stock will increase and the holders of common stock would experience substantial dilution of their investment.

     We have 750 shares of Series C convertible preferred stock outstanding and, subject to certain conditions and limitations, the holder has the right until April 11, 2002 to purchase up to an additional 250 shares of Series C convertible preferred stock. After the nine month anniversary of the initial issuance, the conversion price of the Series C convertible preferred stock will be reset every 6 months and the number of shares of common stock issuable upon the conversion of the Series C convertible preferred stock will depend on the prices of the common stock as quoted on the American Stock Exchange shortly before the 6 month reset dates. We cannot predict the price of our common stock in the future. Based on an assumed conversion date of November 22, the applicable conversion price for the Series C convertible preferred stock was $7.0565. If all of the 750 shares of Series C convertible preferred stock outstanding and assuming all 250 shares subject to the option described above were outstanding and converted at this conversion price (without regard to any limitations on conversion) and assuming the 5% additional amount on the 750 shares of outstanding Series C were paid in shares of common stock and assuming no additional amount was paid on the additional 250 shares, the Series C convertible preferred stock would be convertible into 1,424,558 shares of common stock, or 10.3% of the outstanding shares of common stock as of November 30, 2000. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the Series C convertible preferred stock may increase and the holders of common stock would experience substantial dilution of their investment.

     In connection with the Series B convertible preferred stock and Series C convertible preferred stock, the following risks are associated with conversions:

     o because the variable conversion price of the Series B convertible preferred stock and any reset of the conversion price of the Series C convertible preferred stock are a function of the market price of the common stock upon conversion or as of a reset date, the lower the price of the common stock at the time the holder converts or at a reset date, the greater number of shares of common stock received upon conversion;

     o to the extent that common stock received upon conversion is sold into the market, and disregarding the manner in which such shares are sold as well as any other factors such as reactions to our operating results and general market conditions which may be operative in the market at such time, such sales may cause a decrease in the market price of the common stock, which in turn, relative to additional conversions of the Series B convertible preferred stock and/or Series C convertible preferred stock, would reduce the variable conversion price of the Series B preferred stock and, if such variable conversion price were lower than the fixed conversion price of the Series B preferred stock, increase the number of shares of common stock issued upon future conversions, the sales of which may further decrease the market price for the common stock;

     o short sales of the common stock may be attracted by or accompany conversions and sales of common stock from conversions, which sales in the aggregate could cause downward pressure upon the price of the common stock, excluding the effect of other market factors possibly operative at the time, thereby attracting additional short sales of the common stock; and

     o conversions of the Series B and Series C convertible preferred stock may result in substantial dilution of the interests of the other holders of common stock. In this regard, the ownership limitations which prohibits the holders from owning more than 4.99% of the outstanding shares of our common stock following such conversion only applies to shares of common stock held at one time and, subject to the ownership limitation which prohibits the purchasers from owning more than 9.99% of the Common Stock of the Company over any sixty-day period, does not prevent purchasers from converting and selling some of their holdings and then later converting the rest of the holdings.

We Must Increase Sales and Profitability of Our Products and Commercialize New Products

     Our business, results of operations and financial condition depend on successful commercialization of our Andrea Anti-Noise products and technologies. Sales of the initial Andrea Anti-Noise products began in 1995, and since 1995 we have been expanding the number of products in this line. The success of these products is subject to the risks frequently encountered by companies in an early stage of product commercialization, particularly companies in the computing and communications industries. To achieve increased sales and profitability, we must, among other things:

     o  increase market acceptance of our Andrea Anti-Noise products;

     o respond effectively to competitive pressures with the timely introduction of new Andrea Anti-Noise products; and

     o  successfully market and support these products.

     We cannot assure that we will achieve or sustain significant sales or profitability of our Andrea Anti-Noise products. Failure to do so would have a material adverse effect on our business, results of operations and financial condition.

We Face Intense Competition

     The markets in which we sell our Andrea Anti-Noise products and our traditional line of military and industrial products are highly competitive. Competition in the markets for our Andrea Anti-Noise products is based on:

     o  varying combinations of product features;

     o  quality and reliability of performance;

     o  price;

     o  marketing and technical support;

     o  ease of use;

     o compatibility with evolving industry standards and other systems and equipment;

     o  brand recognition; and

     o  development of new products and enhancements.

     Most of our current and potential competitors have significantly greater financial, technology development, marketing, technical support and other resources than we do. Consequently, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, marketing, and sale of their products than we can. We cannot assure that one or more of these competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     In the markets for our traditional products, we often compete with major defense electronics corporations as well as smaller manufacturing firms which specialize in supplying products and technologies for specific military initiatives. Our performance in this market is further subject to several factors, including:

     o  dependence on government appropriations;

     o  the time required for design and development;

     o  the complexity of product design;

     o the rapidity with which product designs and technology become obsolete;

     o  the intense competition for available business; and

     o the acceptability of manufacturing contracts by government administrators.



     We believe that our ability to compete successfully will depend upon our capability to:

     o develop and maintain advanced technology; o develop proprietary products;

     o  attract and retain qualified personnel;

     o  obtain patent or other proprietary protection for our products and

     o  technologies; and

     o manufacture, assemble and successfully market products, either alone or

     o  through third parties.

     We cannot assure that we will be able to compete successfully, and failure to do so would have a material adverse effect on our business, results of operations and financial condition.

We May Be Unable to Obtain Market Acceptance of Our Voice Interface and Internet Communications Products

     We and our competitors are focused on developing and commercializing products and technologies that enhance the use of voice, particularly in noisy environments, for a broad range of computer and communications applications. The markets for these products and technologies have only recently begun to develop, are rapidly evolving, are characterized by a number of competitors, and are subject to a high level of uncertainty. Broad market acceptance of these products and technologies is critical to our success and ability to generate revenues. We cannot assure that we, or our industry in general, will be successful in obtaining market acceptance of products and technologies. Failure to do so would have a material adverse effect on our business, results of operations and financial condition.

We May be Unable to Develop and Successfully Introduce New Products and Technologies

     The markets for our products are characterized by rapidly changing technology, and the introduction of products incorporating new technologies could render our products obsolete and unmarketable and could exert price pressures on existing products. In particular, we are currently engaged in the development of digital signal processing products and technologies for the voice, speech and natural language interface markets. As part of this effort, we have established our Andrea Digital Technologies subsidiary in the United States and have acquired Lamar Signal Processing Ltd., in Israel. We cannot assure that we will succeed in developing these new DSP products and technologies, or that any such new DSP products or technologies will gain market acceptance. Further, the markets for our products and technologies are characterized by evolving industry standards and specifications that may require us to devote substantial time and expense to adapt our products and technologies. We cannot assure that we will successfully anticipate and adapt in a cost effective and timely manner to changes in technology and industry standards, develop, introduce and gain market acceptance of new and enhanced products and technologies, as well as additional applications for existing products and technologies, or that the introduction of new products or technologies by others will not render our products and technologies obsolete. Our failure to develop new and enhanced products and technologies would have a material adverse effect on our business, results of operations and financial condition.

Our Success is Highly Dependent on our Collaborative Marketing Arrangements

     We have entered into several collaborative and distribution arrangements with software publishers and computer hardware manufacturers relating to the marketing and sale of Andrea Anti-Noise products and Andrea DSP microphone and software products. Under these collaborative arrangements, our products are sold to end users through inclusion of the products of our collaborators. The revenue derived by us from these arrangements will be based in large part upon the sale of our collaborator's products. Our success will therefore be dependent to a substantial degree on the efforts of these collaborators in marketing existing products and new products under development with which to include our products and technologies. We cannot assure that any product of any of our collaborators incorporating our products and technologies will be marketed successfully. Our collaborators generally are not contractually obligated to any minimum level of sales of our products or technologies. Furthermore, our collaborators may develop their own microphone or earphone products or technologies that compete with our products and technologies. We cannot assure that these collaborators will not replace our products or technologies with, or give higher priority to, the sales of these competitive products or technologies. We have also established direct arrangements with large electronic and computer retail chains in the United States, as well as with certain distributors in Europe and the Americas. We cannot assure that any of these channels will devote sufficient resources to support the sale of our products. We are also currently discussing additional arrangements with other software companies, several major personal computer companies, consumer electronic manufacturers, and electronic and computer retailers. We cannot assure that any of these discussions will result in any definitive agreements.

We Depend on a Single Customer for a Substantial Portion of our Sales

     We are substantially dependent on our product procurement relationship with IBM. During the years ended December 31, 1997, 1998 and 1999, IBM and certain of IBM's affiliates, distributors, licensees and integrators accounted for 56%, 61% and 49%, respectively, and 59% during the first nine months of 2000, of our sales revenue. While we are a party to a procurement agreement with IBM covering the purchase by IBM of certain of our Andrea Anti-Noise Microphone and Earphone products and Andrea DSP Microphone and Software products for inclusion with certain of IBM's personal computer products, IBM is not obligated to purchase these products and is free to purchase microphone and earphone products and technologies from our competitors. Our failure to maintain sales of Andrea Anti-Noise products and Andrea DSP Microphone and Software products to IBM would have a material adverse effect on our business, results of operations and financial condition.

We May Not be Able to Maintain Needed Contract Manufacturing

     We conduct assembly operations at our facilities in New York and Israel and through subcontractors. During initial production runs of Andrea Anti-Noise products, we perform assembly operations at our New York facility from purchased components. As sales of any particular Andrea Anti-Noise product increase, assembly operations are primarily transferred to a subcontractor in Asia. Any failure on the part of this subcontractor to meet our production and shipment schedules could have a material adverse effect on our business, results of operations and financial condition.

     Most of the components for the Andrea Anti-Noise products and Andrea DSP Microphone and Software Products are available from several sources and are not characteristically in short supply. However, certain specialized components for the Andrea AntiNoise products, such as microphones and DSP boards, are available from a limited number of suppliers and subject to long lead times. While we have, to date, been able to obtain sufficient supplies of these more specialized components, we cannot assure that we will continue to be able to do so. Shortages of, or interruptions in, the supply of these more specialized components could have a material adverse effect on our sales of Andrea Anti-Noise products and Andrea DSP Microphone and Software Products.

     We assemble our Aircraft Communication Products at our New York facility from purchased components. Certain highly specialized components for our Aircraft Communication Products sold for military and industrial use have limited sources of supply, the availability of which can affect particular products. We do not believe, however, that our earnings have been, or will be, materially affected due to unavailability of these components.

We Rely on Patents and Proprietary Rights That May Fail to Protect our Business

     We rely on a combination of patents, patent applications, trade secrets, copyrights, trademarks, nondisclosure agreements with our employees, licensees and potential licensees, limited access to and dissemination of our proprietary information, and other measures to protect our intellectual property and proprietary rights. We cannot assure, however, that the steps we have taken to protect our intellectual property will prevent its misappropriation or circumvention.

     We have been granted 19 patents in the United States covering our Andrea Anti-Noise and Andrea DSP Microphone and Software Products, and we have other U.S. and non-U.S. patent applications currently pending. We cannot assure that patents will be issued with respect to these applications or any patent applications filed by us in the future.

     Numerous patents have been granted in the fields of noise cancellation, noise reduction, computer voice recognition and related subject matter. We expect that products in these fields will increasingly be subject to claims under these patents as the numbers of products and competitors in these fields grow and the functionality of products overlap. Moreover, the laws of other countries do not protect our proprietary rights to our technologies to the same extent as the laws of the United States.

     We cannot assure:

     o that any patents issued to us will provide us with competitive advantages or will not be infringed, challenged, invalidated, or circumvented by others;

     o that the patents or proprietary rights of others will not have an adverse effect on our ability to do business;

     o that we will be able to obtain licenses to patents of others, if needed, on acceptable terms or at all; or

     o that we will be able to develop additional patentable technology that may be needed to successfully commercialize our existing technologies.

We are Subject to Litigation Relating to our Business

     From time to time to we are subject to litigation incidental to our business. For example, we are subject to the risk of adverse claims, interference proceedings before the U.S. Patent and Trademark Office, oppositions to patent applications outside the United States, and litigation alleging infringement of the proprietary rights of others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor. As more fully disclosed in "Item 3. Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 1999, on November 17, 1998 a complaint was filed against us in the U.S. District Court for the Eastern District of New York by NCT Group, Inc. ("NCT") and NCT Hearing products, Inc., one of NCT's subsidiaries, requesting a declaration that two of our patents, which relate to certain active noise reduction technology applicable to aircraft passenger headphones, are invalid and unenforceable and that these patents are not being infringed by NCT's products. The complaint also seeks to enjoin us from engaging in certain alleged activities and seeks compensatory damages of not less than $5 million, punitive damages of not less than $50 million and plaintiffs' costs and attorneys' fees. On December 30, 1998, we filed and served an answer to the NCT complaint, denying the allegations and asserting affirmative defenses and counterclaims. The counterclaims seek injunctive relief for patent infringement, trademark infringement, false designation of origin and unfair competition. We are also seeking exemplary and punitive damages, prejudgment interest on all damages, costs, reasonable attorneys' fees and expenses. During the second half of 1999, both NCT and Andrea submitted briefs to the Court on whether to have an early hearing on the meaning of the claims in the two Andrea patents. This type of hearing is called a "Markman Hearing." We are unable to anticipate when the Court will issue a decision on this question. We and NCT are proceeding with discovery, including document production and depositions. If this suit is ultimately resolved in favor of NCT, we could be materially adversely effected. We believe, however, that NCT's allegations are without merit and we intend to vigorously defend Andrea and to assert against NCT the claims described above.

     On March 11, 1999, we were notified about a claim filed with the New York State Environmental Protection and Spill Compensation Fund (the "Fund") by the owners (Mark J. Mergler and Ann Mergler, the "Claimants") of property adjoining our former Long Island City facility. This claim alleges property damages arising from petroleum migrating from our former facility and was purportedly detected in the basement of the Claimants' property. In their claim to the Fund, the Claimants alleged that their property has been damaged and that they have incurred remedial costs. In the event the Fund honors this claim in whole or in part, we may be liable to reimburse the Fund. The New York State Department of Environmental Conservation has asserted a demand that we investigate and remediate the discharge of petroleum from a fuel oil storage tank at our former Long Island City facility, and determine whether the petroleum discharge has migrated to the Claimants' adjoining property. We engaged environmental consultants to investigate the discharge from the fuel oil storage tank and we are currently funding remediation work. We denied, however, the allegations that any petroleum discharge has migrated to the Claimant's property and objected to the claim made by the Claimant to the Fund. On September 2, 1999, a civil action related to this matter was commenced in the Nassau County Supreme Court by Mark J. Mergler and Ann Mergler. The plaintiffs allege that the fuel oil released from the heating system of our former facility has migrated beneath and onto the neighboring property causing an excess of $1,000,000 in direct and consequential damages. The Plaintiffs' allegations against us include, negligence, nuisance and strict liability under the New York State Navigation Law. We have submitted an answer denying the allegations and all liability relating to the alleged property damage. This lawsuit is at an early stage and we are unable to evaluate the likelihood of an unfavorable outcome or estimate the amount or range of potential loss, if any.

     In addition to the litigation described above, we are from time to time subject to routine litigation incidental to our business.

Our International Operations may be Subject to Certain Risks

     We have been seeking to increase our sales to regions outside the United States, particularly in Europe and certain areas in the Americas and Asia. For the year ended December 31, 1999, sales to customers outside the United States accounted for approximately 35% of our sales revenue. International sales and operations are subject to a number of risks, including:

     o  trade restrictions in the form of license requirements;

     o  restrictions on exports and imports and other government controls;

     o  changes in tariffs and taxes;

     o  difficulties in staffing and managing international operations;

     o  problems in establishing or managing distributor relationships;

     o  general economic conditions; and

     o  political and economic instability or conflict.

     To date, we have invoiced our international sales in U.S dollars, and have not engaged in any foreign exchange or hedging transactions. We cannot assure that this will continue to be the case. If we are required to invoice any material amount of international sales in non-U.S. currencies, fluctuations in the value of non-U.S. currencies relative to the U.S. dollar may adversely affect our business, results of operations and financial condition or require us to incur hedging costs to counter such fluctuations.

Qualified Managerial and Technical Personnel are Scarce in our Industry

     Our performance is substantially dependent on the performance of our executive officers and key employees. We are dependent on our ability to retain and motivate high quality personnel, especially management and product and technology development teams. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition. Our future success also depends on our continuing ability to attract and retain additional highly qualified technical personnel. Competition for qualified personnel is intense and we cannot assure that we will be able to attract, assimilate or retain qualified personnel in the future. Our inability to attract and retain the necessary technical and other personnel could have a material adverse effect on our business, results of operations and financial condition.

Anti-Takeover Provisions in our Certificate of Incorporation and New York Law May Adversely Affect our Stockholders

     The New York Business Corporation Law, our Certificate of Incorporation and our Series A Junior Participating Preferred Stock each contain certain provisions which may, in effect, deter, or make difficult, a change in control, merger or other acquisition of Andrea. For example, our Board of Directors may issue up to 4,973,250 shares of preferred stock without any stockholder vote or action. The preferred stock could have voting, liquidation, dividend and other rights superior to those of our common stock, and, therefore, any issuance of preferred stock could adversely affect the rights of holders of our common stock.

We Do Not Anticipate Paying Cash Dividends on our Common Stock

     We have not paid any cash dividends on our common stock and do not expect to pay any cash dividends on our common stock in the foreseeable future.


                                Use of Proceeds

     All of the shares of common stock offered hereby are being offered for the account of the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the common stock hereunder.


                             Selling Stockholders

     We are registering the shares in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. The shares of common stock being offered by one of the selling stockholders, HFTP, are issuable upon conversion of the Series C convertible preferred stock. For additional information regarding the Series C convertible preferred stock, see "Description of Capital Stock -- Preferred Stock." Except for the ownership by HFTP of our Series B and Series C convertible preferred stock, and warrants issued in connection with the Series B convertible preferred stock, the selling stockholders has not had any material relationship with us within the past three years.

     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of them as of November 30, 2000, calculated in the nammer described below, the number of shares which may be offered pursuant to this prospectus and the number of shares and percentage of class to be owned by each selling stockholder after this offering

     The HFTP Invstment L.L.C. the second column lists the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of Series C convertible preferred stock as well as Series B preferred stock and related warrants, that would have been issuable to the selling stockholder as of November 30, 2000 assuming conversion of all Series B and Series C convertible preferred stock and exercise of the warrants issued in connection with the Series B convertible preferred stock held by the selling stockholder on that date, without regard to any limitations on conversions or exercise. Because conversion of the Series B and Series C convertible preferred stock is based on a formula that may depend on the market price of our common stock, the numbers listed in the second column may fluctuate from time to time. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

     In accordance with the terms of the registration rights agreement with the holder of the Series C convertible preferred stock, this prospectus covers the resale of at least that number of shares of common stock equal to the product of 2.0 and the number of shares of common stock issuable upon conversion of the Series C convertible preferred stock, determined as if the outstanding Series C convertible preferred stock was converted in full as of the date immediately preceding the filing of this registration statement. Because of adjustments at the reset dates, at maturity or upon dilutive issuances, the number of shares that will actually be issued upon conversion of the Series C convertible preferred stock may be more or less than the 2,142,298 shares being offered by this prospectus for the holder of the Series C convertible preferred stock.

     The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

     Under the Certificate of Amendment for the Series C convertible preferred stock, the holder may not convert Series B or Series C convertible preferred stock, or exercise the warrants issued in connection with the Series B convertible preferred stock, to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99%, or which during the 60-day period ending on the date of conversion, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99%, of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series B and C convertible preferred stock which have not been converted and upon exercise of the warrants issued in connection with the Series B convertible preferred stock which have not been exercised. The number of shares in the second column for HFTP does not reflect this limitation.

     The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

     The 320,760 shares of common stock currently outstanding which are being offered by the selling stockholders other than HFTP under this prospectus are part of the 1,800,000 shares of common stock issued as consideration for our acquisition of Lamar Signal Processing, Ltd.

     The "Shares Beneficially Owned After the Offering" column assumes the sale of all shares offered. The "Percentage of Class" column is based on 13,897,572 shares of common stock outstanding as of November 30, 2000.


                                                                                           Shares
                                            Shares                                     Beneficially
                                         Beneficially          Shares Offered             Owned
                                        Owned Prior To            By This                 After            Percentage
    Selling Stockholder                  The Offering            Prospectus           The Offering          Of Class
---------------------------------   ----------------------  ---------------------  --------------------  --------------
HFTP Investment L.L.C.(1)                 3,528,590                 2,142,298            2,458,315                17.7

Ventnor LLC(2)                               92,835                    61,890               30,945                  *

Cherry Hill LLC(3)                          144,738                    96,492               48,246                  *

Marla LLC(4)                                144,663                    96,442               48,221                  *

Knighthawk Investment LLC(5)                 98,904                    65,936               32,968                  *

----------------
*      Represents less than 1%.

(1) In addition to the 1,070,275 shares issuable as of November 30, 2000 upon conversion of the Series C preferred stock, includes up to 2,458,315 shares of common stock issuable upon conversion of the Series B convertible preferred stock and exercise of related warrants held of record by HFTP Investment LLC. Promethean Asset Management, LLC, a New York limited liability company, serves as investment manager to HFTP Investment L.L.C. and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP.

(2) Includes 30,945 shares of common stock subject to trading restrictions that expire on May 5, 2001

(3) Includes 48,246 shares of common stock subject to trading restrictions that expire on May 5, 2001

(4) Includes 48,221 shares of common stock subject to trading restrictions that expire on May 5, 2001

(5) Includes 32,968 shares of common stock subject to trading restrictions that expire on May 5, 2001


                         Description of Capital Stock

     As of November 30, 2000 our authorized capital stock totaled 30,000,000 shares, consisting of:

     (1) 25,000,000 shares of common stock, par value $.50 per share, of which 13,897,572 shares were issued and outstanding; and

     (2) 5,000,000 shares of preferred stock, par value $.01 per share, of which (A) 25,000 shares were designated Series A Junior Participating Preferred Stock, none of which were issued and outstanding, (B) 1,500 shares were designated as Series B convertible preferred stock, of which 500 shares were issued and outstanding, (C) 1,000 shares were designated Series C Preferred Stock, of which 750 Shares were issued and outstanding and (D) 4,973,500 shares of preferred stock which have not been designated.

     Of the 13,897,572 shares of common stock outstanding on November 30, 2000, this amount does not include 5,243,125 shares of common stock reserved for issuance upon exercise of options granted under our 1991 Performance Equity Plan and 1998 Stock Plan.

Common Stock

     The holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of shares of common stock are entitled to receive such dividends, if any, as may be declared, from time to time, by our board of directors, in its discretion, from funds legally available therefor.

     The holders of common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. Upon liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all assets available for distribution to shareholders, subject to the rights of the holders of the Series B convertible preferred stock, the Series C convertible preferred stock and any holders of shares of other preferred stock that may be then outstanding. The holders of common stock are not subject to further calls or assessments by us. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

     Shares of preferred stock are issuable in one or more series at such time or times and for such consideration as our board of directors may determine, with all shares of any one series equal in rank and identical in all respects. Authority is expressly granted to our board of directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of preferred stock, the designation of such series and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

     We currently have designated three series of preferred stock, a summary of the terms of which are set forth below. While we have no present intention to issue shares of any additional series of preferred stock, any such issuance could dilute the equity of the outstanding shares of common stock and could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

     Series A Junior Participating Preferred Stock
     ---------------------------------------------

     Under our Shareholder Rights Plan, preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock outstanding as of the close of business on May 7, 1999. Each purchase right entitles the holder to purchase one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at an exercise price of $50. These purchase rights will not be exercisable unless a person or group acquires, or announces the intent to acquire, beneficial ownership of 20% or more of our common stock.

     Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of our stockholders.

     Subject to the rights of the holders of any series of preferred stock ranking senior to the Series A Junior Participating Preferred Stock with respect to dividends, each holder of a share of Series A Junior Participating Preferred Stock, in preference to the holders of shares of common stock, will be entitled to a dividend equal to one thousand times any dividend declared per share of common stock.

     Upon any liquidation, dissolution or winding up, no distribution shall be made (1) to the holders of stock ranking junior to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of Series A Junior Participating Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, to the date of such payment, provided that the holders of Series A Junior Participating Preferred Stock shall be entitled to receive an aggregate amount per share (subject to adjustment), equal to 1,000 times the aggregate amount to be distributed per share to holders of common stock, or (2) to the holders of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except distributions made ratably on the Series A Junior Participating Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such stock are entitled.

     In the case of any consolidation, merger, combination or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock shall be similarly exchanged into an amount per share equal to one thousand (1,000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which each share of common stock is exchanged.

     The Series A Junior Participating Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of Preferred Stock. Whenever dividends or distributions payable on the Series A Junior Participating Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on the Series A Junior Participating Preferred Stock outstanding shall have been paid in full, we cannot:

     (i) declare or pay dividends, or make any other distributions, on any stock ranking junior to the Series A Junior Participating Preferred Stock;

     (ii) declare or pay dividends, or make any other distributions, on any stock ranking on a parity with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem or purchase or otherwise acquire any stock ranking junior to the Series A Junior Participating Preferred Stock, provided that we may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for any of our stock ranking junior to the Series A Junior Participating Preferred Stock; or

     (iv) redeem or purchase or otherwise acquire any Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as the Board of Directors shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     The shares of Series A Junior Participating Preferred Stock are also subject to antidilution provisions which are triggered in the event of certain stock splits, recapitalizations, or other dilutive transactions. The Series A Junior Participating Preferred Stock shall not be redeemable.

     Series B Convertible Preferred Stock
     ------------------------------------

     As of November 30, 2000, we had outstanding 500 shares of Series B convertible preferred stock.

     Each share of Series B convertible preferred stock has a stated value of $10,000 plus dividends of 4% per annum, which sum is convertible into common stock at a conversion price equal to the lower of $8.775, the maximum conversion price and the average of the two lowest closing bid prices of our common stock during the 15 consecutive trading days immediately preceding the conversion. The 4% dividends may, at our option, be paid in cash.

     Upon the announcement of a major transaction the holder of the Series B convertible preferred stock has the right to require us to redeem all or a portion of its Series B convertible preferred shares at a redemption price equal to the greater of 120% of (i) $10,000 plus any accrued dividends and
(ii) the product of (A) the conversion rate at such time and (B) the closing bid price on the date of the public announcement of the major transaction. In addition, upon the occurrence of certain triggering events, and depending on our control over such events, the holder of the Series B convertible preferred stock may have the right to require us to (a) redeem all or a portion of the Series B convertible preferred shares at a redemption price equal to the greater of 120% of $10,000 plus any accrued dividends and the closing bid price immediately before the triggering event or on the date of the holder's redemption notice, or (b) pay a penalty equal to 1% of the remaining principal amount outstanding for a period not to exceed 20 days in any 365 day period, and adjust the maximum conversion price.

     As of November 30, 2000, the remaining 500 shares of Series B convertible preferred stock are convertible into our common stock. Any unconverted Series B convertible preferred share that remain outstanding on June 18, 2004, will automatically convert into common stock. We have reserved 1,744,235 shares of common stock for issuance upon conversion of the shares of the Series B convertible preferred stock.

     Series C Convertible Preferred Stock
     ------------------------------------

     The following is a summary of the material terms of the Series C convertible preferred stock, which terms are qualified by reference to the full text of the underlying documents which are filed as exhibits to our Form 8-K dated October 12, 2000. The underlying documents for the Series C convertible preferred stock are a Securities Purchase Agreement, Registration Rights Agreement and a Certificate of Amendment, all filed as exhibits to our Form 8-K dated October 12, 2000.

The Closings

     The transaction consisted of one closing with, if necessary, up to two additional closings to follow in the event the holder of the Series C convertible preferred stock exercises its option to purchase additional shares, as described below. At the initial closing of the transaction on October 10, 2000 (the "Initial Closing"), the holder of the Series C convertible preferred stock purchased from us an aggregate of 750 shares of Series C convertible preferred stock for total gross proceeds to us of $7,500,000. The Initial Closing was subject to various conditions, including
(a) that the representations, warranties and agreements of ours set forth in the transaction documents are true and correct as of the Initial Closing, (b) that we file the Certificate of Amendment for the Series C convertible preferred stock with the New York Secretary of State, (c) that we deliver all required certificates, opinions, and documents required under the Securities Purchase Agreement, and (d) certain other terms and conditions, all as more fully set forth in the Securities Purchase Agreement. The Initial Closing occurred on October 10, 2000 (the "Initial Closing Date"). During the period beginning on the Initial Closing Date and ending on April 11, 2002, the holder of the Series C convertible preferred stock, on not more than two occasions, may purchase from us up to an additional 250 shares of the Series C convertible preferred stock for up to an additional $2,500,000 (the "Additional Closing"). The conditions to the Additional Closing include (a) that the representations, warranties and agreements of the Company as set forth in the transaction documents are true and correct as of the date of the Additional Closing, b) the Company's Common Stock is listed with The American Stock Exchange, c) the Company delivers all required certificates, opinions, and documents required under the Securities Purchase Agreement, and d) the satisfaction of certain other terms and conditions, all as more fully set forth in the Securities Purchase Agreement. The proceeds from the offering, including the Initial Closing and any Additional Closing, will be used by the Company for the purposes set forth on Schedule 4(d) to the Securities Purchase Agreement.

Conversion

     Each share of Series C convertible preferred stock is convertible into that number of shares of Common Stock equal to (i) $10,000 (the "Stated Value"), plus any accrued premium of 5% per annum (the "Conversion Amount"), divided by (ii) the applicable Conversion Price. The applicable conversion price is initially equal to $7.0565, which is 110% of the Market Price (as defined below) on the initial issuance date, for the first nine months thereafter and will be reset every six months thereafter to the lesser of the then applicable conversion price and the average of the two lowest closing bid prices of the Common Stock during the 5 consecutive trading days immediately preceding the six-month reset dates or, for the period beginning on the day two years after the initial issuance and ending on the maturity of the Series C convertible preferred stock, the least of (i) the then applicable conversion price, (ii) the average of the two lowest closing bid prices of the Common Stock during the 15 consecutive trading days immediately preceding such two year date, and (iii) the closing bid price on the date of conversion , subject in each case to adjustment, including upon the announcement of a Major Transaction (as defined below), all as provided in the Certificate of Amendment (the "Conversion Price"). "Market Price" means the average of the two lowest closing bid prices of the Common Stock during the 5 consecutive trading days immediately preceding a date of determination. In the event that the Company or the transfer agent does not timely effect a conversion or reissuance of the remaining shares of Series C convertible preferred stock, the Company is subject to certain cash penalties, adjustments to the applicable conversion price and certain other penalties as more fully described in the Certificate of Amendment.

     In addition, if the holders of the Series C convertible preferred stock submit a conversion request and the Company is not able to issue the required amount of shares of Common Stock due the Company's inability to comply with the rules of AMEX, then under the Certificate of Amendment a Triggering Event would occur. In such event, the Company could be required by the holders to redeem all or a portion of such holder's shares of Series C convertible preferred stock at a price equal to the greater of (i) 120% of the Liquidation Value (as defined below) and (ii) the product of (A) the Conversion Rate at such time, and (B) the greater of (I) the closing bid price of the Common Stock on the trading day immediately preceding such Triggering Event or (II) the closing bid price of our Common Stock on the date of the holder's delivery to the Company of a notice or, if such date of delivery is not a trading day, the next date on which the exchange or market on which the Common Stock is traded is open. In addition, if the Company fails to redeem at the holder's request upon the Triggering Event, the Company shall, if so directed by the holders of a majority of the shares of Series C convertible preferred stock then outstanding, issue to each holder of shares of Series C convertible preferred stock in exchange for such holder's shares of Series C convertible preferred stock a senior secured note in the amount of the applicable redemption price of such holder's shares of Series C convertible preferred stock. The senior secured notes shall have a term of one week, shall be senior to any other of the Company's indebtedness and shall contain other mutually acceptable credit terms.

     The shares of Series C convertible preferred stock are presently convertible. The holders of the Series C convertible preferred stock are prohibited in the Certificate of Amendment from converting their respective holdings of the Series C convertible preferred stock if after giving effect to such conversion the holder would beneficially own in excess of 4.99% or, over any sixty day period, 9.99% of the outstanding shares of Common Stock of the Company following such conversion. This calculation excludes the number of shares of Common Stock which would be issuable upon (1) conversion of the remaining, nonconverted shares of Series C convertible preferred stock beneficially owned by the holder and its affiliates, (2) conversion of any of the Company's Series B convertible preferred stock or exercise of the warrants issued in connection with the Series B convertible preferred stock beneficially owned by the holders and its affiliates and the (3) exercise or conversion of any of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to this limitation beneficially owned by the holder and its affiliates. The Series C convertible preferred stock will convert automatically into Common Stock at the applicable Conversion Price then in effect on the second anniversary date of issuance (the "Two Year Date"), to the extent any shares of the applicable issuance of Series C convertible preferred stock remain outstanding. In the event the Company is unable to convert any Series C convertible preferred stock due to restrictions set forth in the Certificate of Amendment, the Company shall redeem the shares that could not be converted due to certain of such restrictions for an amount in cash per share equal to the Conversion Amount on the Two Year Date. The maturity date for the Series C convertible preferred stock may be extended beyond the Two Year Date under certain circumstances set forth in the Certificate of Amendment.

Dividends

     The holders of the Series C convertible preferred stock are not entitled to receive dividends. The holders are entitled to receive upon conversion, payable in cash or Common Stock at the election of the Company, an annual premium of 5% on the aggregate "Stated Value" (i.e., $10,000 per share).

Voting Rights

     The holders of the Series C convertible preferred stock have no voting rights except as provided by law, except to the extent such holders own shares of Common Stock.

Liquidation Value

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series C convertible preferred stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders before an amount shall be paid to any class junior in rank to the Series C convertible preferred stock an amount per share of Series C convertible preferred stock equal to $10,000 plus any Additional Amount (the "Liquidation Value").

Redemption

     The holders of the Series C convertible preferred stock may require the Company to redeem the Series C convertible preferred stock upon the consummation of a "Major Transaction" or a "Triggering Event."

Major Transactions

     Certain mergers, consolidations, tender offers, or the sale of substantially all the assets of the Company.

Triggering Events

     o failure of the registration statement covering the resale of the conversion shares to be declared effective within 180 days after the Initial Closing Date;

     o the effectiveness of the registration statement lapses for ten consecutive trading days or for an aggregate of fifteen trading days per year;

     o the registration statement is unavailable for the sale of all of the "Registrable Securities" (as defined in the Certificate of Amendment) for a period of ten consecutive trading days or an aggregate of fifteen trading days per year in accordance with the terms of the applicable registration rights agreement;

     o the delisting of the Company's common Stock by AMEX for five consecutive trading days or for an aggregate of ten trading days per year;

     o certain failures of the Company or its transfer agent to comply with conversions of the Series C convertible preferred stock within ten business days after a conversion notice is submitted.

     o the inability of the Company to issue conversion shares due to limitations imposed by the requirements of AMEX;

     o failure of the Company to make any Excluded Redemption Event Daily Payment (as defined in Certificate of Amendment); and

     o certain breaches of representations, warranties, covenants (that are not cured in fewer than ten days) or terms of the transaction documents which would have a Material Adverse Effect (as defined in the Certificate of Amendment).

Redemption And Other Remedies

     The holders can send a notice of redemption upon the occurrence of a Triggering Event or Major Transaction and require the Company to redeem the Series C convertible preferred stock at the greater of (a) 120% of the Liquidation Value of the Series C convertible preferred stock, or (b) (i) the product of the applicable conversion rate in effect and the closing bid price on the date of the announcement of the Major Transaction or, (ii) in the case of a Triggering Event, the product of the applicable conversion rate in effect and the closing bid price of the Common Stock on the trading day immediately preceding the Triggering Event or the closing bid price of the Common Stock on the date of the holder's delivery to the Company of notice, unless such date is not a trading day, then on the next date on which the exchange or market on which the Common Stock is traded is open.

     o If the Company is unable to effect a redemption, interest will accumulate on the value of the shares that the Company in unable to redeem at the rate of 2.0% per month.

     o If the Company is unable to effect a redemption, the holders are also entitled to void their redemption notices and receive a reset of their applicable Conversion Price. The Conversion Price on the Series C convertible preferred stock would be reset to the lesser of
        (A) the Conversion Price as in effect on the date the notice is delivered to the Company and (B) the lowest closing bid price during the period beginning on the date on which the notice of redemption is delivered to the Company and ending on the date on which the notice is received.

Registration Of Shares

     The Company is required by agreement to initially register with the Commission the resale of at least the number of Shares equal to the product of
(i) 2.0 and (ii) the number of initial registrable securities (without regard to any limitation on conversion). The Company is also required by agreement to initially register with the SEC the resale of at least the number of shares of Common Stock equal to the product of (i) 2.0 and (ii) the number of additional registrable securities (without regard to any limitation on conversion) as of the date immediately preceding the date the Registration Statement is initially filed. The Company has agreed to use its best efforts to file the registration statement as soon as possible but no later than 60 days after the Initial Closing Date (the "Initial Filing Deadline") and have the registration statement declared effective by the Commission no later than 120 days after the Initial Closing (the "Initial Effectiveness Deadline").

     If the Company is unable to have the registration statement filed or declared effective in the time required, the Company shall pay to each holder of Registrable Securities an amount in cash per Registrable Security held equal to the product of (i) $10,000 multiplied by (ii) the sum of (A) .01, if the Registration Statement is not filed by the Scheduled Filing Date (as defined in the Registration Rights Agreement), plus (B) .01, if the Registration Statement is not declared effective by the Scheduled Effective Date (as defined in the Registration Rights Agreement), plus (C) the product of (I) .0005 multiplied by (II) the sum of (x) the number of days after the Scheduled Filing Date that such Registration Statement is not filed with the Commission, plus (y) the number of days after the Scheduled Effective Date that the Registration Statement is not declared effective by the Commission, plus (z) the number of days that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective by the Commission (excluding days during any Allowable Grace Period (as defined in the Registration Rights Agreement)).

Conversion At Company's Option

     As more fully set forth in the applicable Certificate of Amendment, after one year the Company may require that the shares of Series C convertible preferred stock be submitted for conversion but only if the last reported sale price (as reported by Bloomberg) for the Common Stock is at least 250% of the Conversion Price on the initial issuance date of such shares and certain other conditions are met.

Other Terms

     The transaction documents relating to the Series C convertible preferred stock also contain certain other representations, warranties, agreements, and indemnification obligations of the Company. The operative agreements also (i) contain a right of first refusal in favor of the investors which applies to certain private equity financings of the Company and would commence on the Initial Closing and ends one year thereafter, (ii) restrict the Company's ability to redeem any of its Common Stock, pay any cash dividends on its Common Stock, and make certain distributions on its Common Stock, (iii) limit the ability of the Company to issue any senior preferred stock, and (iv) prohibit the Company from entering into certain related party transactions except as set forth in the Securities Purchase Agreement. The shares of Series C convertible preferred stock are also subject to antidilution provisions which are triggered in the event of certain stock splits, recapitalizations, or other dilutive transactions, as well as issuances of Common Stock at a price below the Conversion Price in effect, or the issuance of warrants, options, rights, or convertible securities which have an exercise price or conversion price less than the Conversion Price, other than for certain previously outstanding securities and certain "excluded securities" (as defined in the Certificate of Amendment). In the event that the Company issues securities in the future which have a conversion price or exercise price which varies with the market price and the terms of such variable price are more favorable than the Conversion Price in the Series C convertible preferred stock, the Purchasers may elect to substitute the more favorable variable price when making conversions of the Series C convertible preferred stock.


Placement Agent Compensation

     The Company and the Purchaser each acknowledges that it has not engaged any placement agent in connection with the sale of the Series C convertible preferred stock.


Use of Proceeds

     The net proceeds of the Series C convertible preferred stock will be used for the purposes set forth on Schedule 4(d) to the Securities Purchase Agreement.


Interests of Certain Persons

     None of the investors in the Series C convertible preferred stock transactions is a director, executive officer or five percent or greater shareholder of the Company or an affiliate of any such person or entity.


                          New York Anti-Takeover Law

     We are also subject to certain provisions of the New York Business Corporation Law (the "NYBCL") which relate to certain business combinations with an "interested shareholder" and prohibit any person from making a takeover bid for a New York corporation unless certain prescribed disclosure requirements are satisfied.

     Section 912 of the NYBCL provides, with certain exceptions, that a New York corporation may not engage in a "business combination," such as a merger, consolidation, recapitalization or disposition of stock, with any "interested shareholder" for a period of five years from the date that such persons first became an interested shareholder unless: (a) the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors of the corporation prior to that person becoming an interested shareholder, (b) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder, or (c) the business combination meets certain valuation requirements for the stock of the New York corporation. An "interested shareholder" is defined as any person that (x) is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or (y) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the corporation's then outstanding voting stock. The provisions of
Section 912 of the NYBCL apply if and for so long as a New York corporation has a class of securities registered under Section 12 of the Exchange Act, at least 25% of its total employees are employed primarily within New York, or at least 250 employees are so employed and at least 10% of our voting stock is owned beneficially by residents of the State of New York. We expect to continue to meet one or more of these tests and, accordingly, to be subject to
Section 912 of the NYBCL. Article 16 of the NYBCL provides that persons seeking to make takeover bids comply with certain registration and disclosure requirements .


                             Plan of Distribution

     We are registering the shares of common stock issuable upon conversion of the Series C convertible preferred stock and the 320,760 shares issued as consideration for our acquisition of Lamar to permit the resale of the shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

     The selling stockholders may sell all or a portion of the common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

     (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,
     (2)  in the over-the-counter market,
     (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,
     (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or
     (5)  through the settlement of short sales.

     If the selling stockholders effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

     The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $50,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any.

     In connection with sales made pursuant to this prospectus, we will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, or we will be entitled to contribution.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.


                                 Legal Matters

     Legal matters with respect to our common stock being offered hereby have been passed upon for us by our counsel, Brown & Wood LLP, New York, New York.


                                    Experts

     The consolidated financial statements and schedules of the Company included in our Form 10-K and incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE. HOWEVER, WE HAVE UNDERTAKEN TO AMEND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE THEREOF WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT. IT IS ANTICIPATED, HOWEVER, THAT MOST UPDATED INFORMATION WILL BE INCORPORATED HEREIN BY REFERENCE TO OUR REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "DOCUMENTS INCORPORATED BY REFERENCE."

     ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               2,463,058 SHARES



                        ANDREA ELECTRONICS CORPORATION



                                 COMMON STOCK


                             ---------------------
                                  PROSPECTUS
                             ---------------------


                               December __, 2000

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution

Registration Fee - Securities and Exchange Commission                $   2,163
American Stock Exchange Listing Fee                                     17,500
Legal Fees and Disbursements*                                           20,000
Accounting Fees and Disbursements*                                       3,000
Legal Fees and Expenses in Connection with Blue Sky Filings*         $   2,000
Miscellaneous*                                                           5,337
                                                                     ---------
Total                                                                $  50,000

*Estimated.

Item 15.  Indemnification Of Directors And Officers.

     Section 722 of the Business Corporation Law of the State of New York empowers a New York corporation to indemnify any person made, or threatened to be made, a party to any action or proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that such person, such person's testator or such person's intestate is or was a director or officer of the corporation, or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise not opposed to, the best interests of the corporation, or had reasonable cause to believe that such person's conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 722 empowers a corporation to indemnify any person made or threatened to be made a party to any action in any of the capacities set forth above against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action or an appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, except that indemnification is not permitted in respect of (1) a threatened action or pending action which is settled or otherwise disposed of or (2) any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 provides that a New York corporation is required to indemnify a person who has been successful, on the merits or otherwise, in the defense of an action described in Section 722.

     Section 721 provides that indemnification provided for by Section 722 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or
(iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated.

     The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by Section 402(b) of the Business Corporation Law of the State of New York. In addition, the By-Laws of the Company provide in substance that, to the fullest extent permitted by New York law, each director and officer shall be indemnified by the Company against reasonable expenses, including attorneys' fees, and any liabilities which such officer may incur in connection with any action to which such officer may be made a party by reason of being or having been a director or officer of the Company. The indemnification provided by the Company's By-Laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

Item 16.  Exhibits.

A.   Exhibits

Exhibit
Number       Description
-------      -----------

3.1* Certificate of Amendment to the Certificate of Incorporation of the Registrant.

4.1* Securities Purchase Agreement, dated October 5, 2000 by and between HFTP Investment L.L.C. and the Registrant.

4.2* Registration Rights Agreement, dated October 5, 2000 by and between HFTP Investment L.L.C. and the Registrant.

5.1          Opinion of Counsel

23.1         Consent of Arthur Andersen LLP

23.2         Consent of Counsel (contained in Exhibit 5.1)

24.1 Power of Attorney relating to subsequent amendments (contained in a signature page)


----------------

     * Incorporated by reference to the Registrant's Current Report on Form 8-K, dated October 12, 2000.

B.   Financial Statements & Schedules

     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements of the Company.

Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 5th day of December, 2000.

                          ANDREA ELECTRONICS CORPORATION


                          By:  /s/ John N. Andrea
                               --------------------------------------
                                   John N. Andrea
                                   Co-Chairman and Co-Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under "SIGNATURES" constitutes and appoints, John N. Andrea, Douglas J. Andrea, Christopher P. Sauvigne and Patrick D. Pilch, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ John N. Andrea                  Co-Chairman, Co-Chief
---------------------------         Executive Officer and Director     December 5, 2000
    John N. Andrea


/s/ Douglas J. Andrea               Co-Chairman, Co-Chief
---------------------------         Executive Officer and Director     December 5, 2000
    Douglas J. Andrea


/s/ Christopher P. Sauvigne         President and Chief Operating
---------------------------         Officer and Director               December 5, 2000
    Christopher P. Sauvigne


/s/ Richard A. Maue                 Chief Financial Officer and
---------------------------         Corporate Secretary                December 5, 2000
    Richard A. Maue


/s/ Gary A. Jones                   Director                           December 5, 2000
--------------------------
    Gary A. Jones


/s/ Paul M. Morris                  Director                           December 5, 2000
--------------------------
     Paul M. Morris





                                 EXHIBIT INDEX
                   (Pursuant to Item 601 of Regulation S-K)


Exhibit
Number        Description
------        -----------

3.1* Certificate of Amendment to the Certificate of Incorporation of the Registrant.

4.1* Securities Purchase Agreement, dated October 5, 2000 by and between HFTP Investment L.L.C. and the Registrant.

4.2* Registration Rights Agreement, dated October 5, 2000 by and between HFTP Investment L.L.C. and the Registrant.

5.1           Opinion of Counsel

23.3          Consent of Arthur Andersen LLP

23.4          Consent of Counsel (contained in Exhibit 5.1)

24.1 Power of Attorney relating to subsequent amendments (contained in a signature page)